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                                                                     EXHIBIT 5.1


                                December 20, 2001


Palm, Inc.
5470 Great America Parkway
Santa Clara, CA  95052

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 20, 2001 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 110,751 shares of your Common Stock (the "Shares") that are to be issued pursuant to the ThinAirApps, LLC 1999 Incentive Option Plan, as amended, and ThinAirApps, Inc. 2000 Equity Compensation Plan (the "Plans").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements related thereto. It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation




                                          /s/ WILSON SONSINI GOODRICH & ROSATI